Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT DECLARES COMMON DIVIDEND

        NEW YORK – January 15, 2008 – CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.25 per share on its outstanding common stock. The common stock dividend is payable on February 29, 2008 to shareholders of record on February 15, 2008.

        CIT also announced its intention to sell approximately $30 million of common equity to facilitate the payment of quarterly dividends on the Company’s Series A and Series B preferred stock and semi-annual interest on the Company’s junior subordinated notes in March.

Rule 433

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, or Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone: (718) 765-6732, facsimile: (718) 765-6734.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. CIT will celebrate its Centennial beginning February 11, 2008. www.cit.com.

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MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com